Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-261427

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 16, 2021,

Prospectus Supplement dated December 17, 2021,

Prospectus Supplement dated February 25, 2022,

and Prospectus Supplement dated July 25, 2022)

SOLUNA HOLDINGS, INC.

2,368,094 Shares of Common Stock

This prospectus supplement (this “Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (including the information incorporated by reference therein, the “Base Prospectus”) filed by Soluna Holdings, Inc. (the “Company”), dated December 16, 2021, that certain prospectus supplement filed by the Company, dated December 17, 2021 (including the information incorporated by reference therein, the “2021 Supplement”), that certain prospectus supplement filed by the Company, dated February 25, 2022 (including the information incorporated by reference therein, the “February 2022 Supplement”), and that certain prospectus supplement filed by the Company, dated July 25, 2022 (including the information incorporated by reference therein, the “July 2022 Supplement” and, together with the Base Prospectus, the 2021 Supplement and the February 2022 Supplement, the “Prospectus”), related to the offer and resale of up to an aggregate of 2,960,120 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company issuable upon (i) the full conversion of secured convertible notes, in the aggregate principal amount of $12,485,781 (collectively, the “October Notes”) into an aggregate of 3,329,541 shares of Common Stock at a price per share of $3.75 (1,776,073 of which were available for resale pursuant to the Prospectus), and (ii) the full exercise of Class A common stock purchase warrants (the “Class A Warrants”) and Class B common stock purchase warrants (the “Class B Warrants” and, together with the Class A Warrants, the “Warrants”) to purchase up to an aggregate of 1,184,047 shares of Common Stock, at an exercise price of $9.50 and $9.50, respectively. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

The Common Stock is currently traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SLNH”. On October 3, 2022, the last reported sale price of the Common Stock as reported on Nasdaq was $1.705 per share.

The Company may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Base Prospectus, page S-4 of the 2021 Supplement and in our reports filed with the Securities and Exchange Commission, which are incorporated by reference herein, to read about factors you should consider before investing in shares of the Company’s securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained, or incorporated by reference, in this Supplement or the Prospectus. The Prospectus contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, the Company’s competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; the Company’s statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for the Company’s business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting the Company’s financial condition, results of operations or future prospects; the Company’s financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statement made or included in this Supplement and the Prospectus.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

AMENDMENT OF OCTOBER NOTES AND

EXCHANGE OF CLASS B WARRANTS

As previously reported, on October 25, 2021, the Company entered into a Securities Purchase Agreement (the “October SPA”) pursuant to which the Company issued to the purchasers listed therein (the “October Purchasers”) the October Notes in the original aggregate principal amount of $16,304,348 and Class A Warrants, Class B Warrants and Class C common stock purchase warrants (the “Class C Warrants” and, together with the Class A Warrants and the Class B Warrants, the “October Warrants”) to purchase up to an aggregate of 1,776,073 shares of Common Stock. The obligations under the October SPA are secured by a Security Agreement dated as of October 25, 2021 (the “October Security Agreement”) which granted Collateral Services LLC (the “Collateral Agent”) a security interest in the assets of the Company and its subsidiaries.

Also as previously reported, on July 19, 2022, the Company entered into an Addendum with the Collateral Agent and the October Purchasers to amend certain terms of the October SPA and the October Security Agreement (the “Addendum”), including the terms of the October Notes and October Warrants (including the exchange of all outstanding Class C Warrants for shares of Common Stock).

On September 13, 2022, the Company and the October Purchasers entered into an agreement further amending the Addendum (the “Addendum Amendment”), pursuant to which, as of such date, the First Deposit, as such term and other capitalized terms not otherwise defined herein are defined in the October SPA, was released to the Company. Also pursuant to the Addendum Amendment, on or before October 17, 2022, the Company must deposit $1,000,000 into escrow as the Third Deposit, the Company will not be required to make the Second Deposit or redeem the First Tranche of October Notes and the First Reconcile Date was extended to October 12, 2022. In addition, pursuant to the Addendum Agreement, the Company issued to the October Purchasers 430,564 shares of Common Stock (the “New Shares”) in exchange for the Class B warrants (the “Exchange”) and an issuance by the Company of four (4) new warrants: Class D common stock purchase warrants to purchase up to an aggregate of 1,000,000 shares of Common Stock at an exercise price of $3.50 per share, Class E common stock purchase warrants to purchase up to an aggregate of 1,000,000 shares of Common Stock at an exercise price of $4.50 per share, Class F common stock purchase warrants to purchase up to an aggregate of 1,000,000 shares of Common Stock at an exercise price of $5.50 per share, and Class G common stock purchase warrants to purchase up to an aggregate of 1,000,000 shares of Common Stock at an exercise price of $7.50 per share (together, the “New Warrants”).

The Addendum Amendment also extended the maturity date of the October Notes by six months to April 25, 2023 and increased the principal amount of the October Notes by the aggregate of $520,241 for a total outstanding principal amount of $13,006,022. Also pursuant to the Addendum Amendment, at any time on or prior to October 17, 2022, the October Purchasers have the option to convert up to $1,000,000 of the October Notes into shares of the Common Stock at a conversion price of $2.2186 per share.

The New Shares are not available for resale by the holders pursuant to this Prospectus, and the total number of shares available for resale pursuant to this Prospectus as set forth on the cover page hereto has been reduced by 592,026 shares of Common Stock (representing the number of shares of Common Stock issuable upon exercise of the Class B Warrants prior to their exchange pursuant to the Addendum Amendment). The shares of Common Stock underlying the New Warrants are also not available for resale pursuant to this Prospectus.

This Supplement is being filed to reflect the revised terms of the October Notes and the Exchange, in each case, as described above. Except as explicitly set forth herein, nothing in this Supplement is intended to modify the information set forth in the 2021 Supplement, the February 2022 Supplement or the July 2022 Supplement.

The date of this prospectus supplement is October 4, 2022